Exhibit 99.1

MUELLER WATER PRODUCTS, INC.

500 West Eldorado Street, Decatur, Illinois 62522

FOR IMMEDIATE RELEASE

CONTACT:	Darrell Jean, Vice President — Business Development
djean@muellerflo.com
(217) 425-7305

MUELLER WATER PRODUCTS, INC. TO BE ACQUIRED BY

WALTER INDUSTRIES INC.

IN $1.9 BILLION TRANSACTION

DECATUR, ILLINOIS, June 19, 2005 — Mueller Water Products, Inc. (the “Company”) today announced that its board of directors and the board of directors of Walter Industries, Inc. (NYSE: WLT) (“Walter Industries”) have unanimously approved, and the companies have executed, a definitive agreement whereby Walter Industries will acquire the Company.  The aggregate purchase price is approximately $1.91 billion, consisting of approximately $860 million in cash and the assumption of approximately $1.05 billion in Company debt, based on the Company’s balance sheet as of April 2, 2005, subject to adjustments as provided in the agreement.  The transaction will complement Walter Industries’ existing U.S. Pipe operations, creating a major water infrastructure and piping systems company with leading business positions, significant scale, and excellent prospects for growth.

Under the terms of the agreement, the Company’s shareholders will receive, upon closing, cash for each share of Company common stock they own.  Upon closing, the Company will become a public reporting subsidiary of Walter Industries, and U.S. Pipe will, as a legal matter, become part of the Company, resulting in a subsidiary that will have approximately $1.6 billion in annual revenues.

The acquisition is expected to be completed in the third quarter of 2005, subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and the funding of Walter Industries’ committed financing.  The requisite stockholders of the Company, DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds and members of the Company’s senior management, have agreed to approve the transaction agreement.

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“The combination of Mueller Water Products and Walter Industries will result in strategic benefits for the combined company going forward.” said Dale B. Smith, Chief Executive Officer of Mueller Water Products, Inc.  “Mueller Water Products’ customers, suppliers and employees have an attractive opportunity to participate in the exciting potential created by the combination of these two businesses.”

Thompson Dean, Chairman of Mueller and Managing Partner of DLJ Merchant Banking said, “We are extremely pleased at this outcome for the DLJ Merchant Banking funds as well as the opportunities that this transaction creates for Walter Industries and Mueller Water Products going forward.”

About Mueller Water Products, Inc.

The Company is a leading North American manufacturer of a broad range of flow control products for use in water distribution, water and wastewater treatment facilities, gas distribution systems and piping systems and maintains a large installed base of products, including approximately three million fire hydrants and eight million iron gate valves in the United States. The Company operates through two business units: its water infrastructure products segment, a leading manufacturer of hydrants, valves and other products for use in water and gas distribution systems; and its piping systems products segment, a leading manufacturer of fittings, pipe hangers and other products for use in piping systems applications.  The Company’s products are sold to a wide variety of end-users, including municipalities, publicly and privately owned water and wastewater utilities, gas utilities and construction contractors.

About Walter Industries, Inc.

Walter Industries, Inc. is a diversified company with revenues of $1.5 billion (excluding Mueller Water Products).  Walter Industries is a leader in affordable homebuilding, related financing and water transmission products, and is a significant producer of high-quality metallurgical coal for worldwide markets.  Based in Tampa, Fla., the Company employs approximately 5,100 people. Additional information about Walter Industries is available on Walter Industries’ Web Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the Securities and Exchange Commission and on Walter Industries’ web site at http://www.walterind.com.

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Advisors

Credit Suisse First Boston and Goldman Sachs & Co. are acting as financial advisors to the Company, and Davis Polk & Wardwell is acting as the Company’s outside legal counsel in connection with the transaction.

Conference Call Hosted by Walter Industries - Monday, June 20, 2005 at 8:30 am ET

Walter Industries will discuss the transaction on a conference call on Monday, June 20, 2005, at 8:30 am ET/7:30 am CT.  The call will be web cast live and available in a “listen-only mode” from Walter Industries’ web site at www.walterind.com, where it will also be archived.

Forward-Looking Statements

The statements made in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  A forward-looking statement is usually identified by the use of certain terminology including “believes,” “expects, “may,” “would,” “will,” “should,” “seeks,” “anticipates” or “intends” or by discussions of strategy or intentions.  A number of factors could cause actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by those forward-looking statements. These factors include, but are not limited to, risks in connection with the transaction (including the closing of the transaction) and other risks that are described in the Securities and Exchange Commission reports filed by Mueller Water Products, Inc., Mueller Group, Inc. and Walter Industries, Inc.  Given these uncertainties, you are warned not to rely on the forward-looking statements. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to forward-looking statements due to future events or developments.

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